Exhibit 21.1

SUBSIDIARIES

The following entities will be subsidiaries of Rhino SpinCo, Inc. immediately after consummation of the Internal Reorganization (as defined in the proxy statement/prospectus information statement).

Subsidiary	Jurisdiction of Incorporation
[SPR HoldCo, Inc.]*	[Delaware]
SPR Procurement Company	Georgia
S.P. Richards Company	Georgia
Supply Source Enterprises, Inc.	Georgia
Impact Products, LLC	Delaware
The Safety Zone, LLC	Connecticut
[SPR CanadaCo, Inc.]*	[British Columbia, Canada]
S.P. Richards Co. Canada ULC	British Columbia, Canada
The Safety Zone Canada, ULC	Nova Scotia, Canada

*To be formed at a later date.